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        SOUTHERN UNION COMPANY AND FALL RIVER GAS COMPANY
                 ANNOUNCE MERGER AGREEMENT


Austin, Texas (Oct. 5, 1999) - Southern Union Company (NYSE:
SUG) and Fall River Gas Company (ASE:FAL) today announced their boards of directors have unanimously approved a definitive merger agreement.

The agreement calls for Southern Union to acquire Fall River Gas in a transaction valued at approximately $75 million, including assumption of debt. This transaction follows the announcement of Southern Union's merger agreement with Pennsylvania Enterprises, Inc. (NYSE: PNT), which is currently in process. This agreement further strengthens Southern Union's balance sheet while expanding our competitive position in the attractive northeast energy market.

Under the terms of the agreement, Fall River Gas shareholders will receive $23.50 per Fall River Gas share in Southern Union common stock or cash. Fall River Gas shareholders can elect to receive Southern Union common stock, cash, or a combination of stock and cash, subject to pro-ration and the adjustment formula (described below).

The agreement requires that at least 50 percent of the common stock of Fall River Gas be converted into Southern Union common stock and up to the remaining 50 percent of Fall River Gas shares be converted into cash. The exchange ratio for the stock portion of the consideration is subject to an adjustment formula based on the average trading price of Southern Union common stock during a ten-trading-day period ending three full trading days before the closing date of the merger. If Southern Union's average stock price per share for the adjustment period is either lower than $16.875 or higher than $19.6875 the portion of the purchase price payable in stock would be determined based upon a fixed exchange ratio calculated at such prices.

The transaction is intended to be tax-free to the Fall River Gas shareholders to the extent they receive Southern Union common stock.

Headquartered in Fall River, Massachusetts, Fall River Gas serves approximately 48,000 customers in the city of Fall River and the towns of Somerset, Swansea and Westport, all located in southeastern Massachusetts.

Upon completion of the two mergers, Southern Union will have a market capitalization of approximately $1 billion and serve nearly 1.3 million gas and electric customers in Massachusetts, Pennsylvania, Texas, Missouri and Florida.

According to Southern Union President Peter Kelley, "Customers will immediately experience the benefits of being part of a larger company as Southern Union brings technology into the
workplace to enhance customer service.   As this new era of
competition progresses it will be customer service that differentiates the competitors. Southern Union has adopted existing technology and is developing new products that will further enhance service and efficiencies."

Fall River Gas Chairman and CEO Bradford Faxon stated, "This is an opportunity for our shareholders to realize the full value of their investment in Fall River Gas and have the opportunity to join a progressive international energy company with a proven record in building shareholder value."

Fall River Gas will operate as a division of Southern Union and according to Kelley, no layoffs are anticipated as a result of the transaction.

The transaction will require the approval of the holders of two-thirds of outstanding Fall River Gas shares, the Massachusetts Department of Telecommunications and Energy, the Pennsylvania Public Utility Commission as well as regulators in Missouri, where Southern Union currently has operations. Holders of 25 percent of outstanding Fall River Gas shares have committed their support for the merger into Southern Union.

This release and other Company reports and statements issued or made from time to time contain certain "forward-looking statements" concerning projected future financial performance, expected plans or future operations. Southern Union Company cautions that actual results and developments may differ materially from such projections or expectations. Investors should be aware of important factors that could cause actual results to differ materially from the forward-looking projections or expectations. These factors include, but are not limited to: weather conditions in the Company's service territories; cost of gas; regulatory and court decisions; the receipt of timely and adequate rate relief; the achievement of operating efficiencies and the purchase and implementation of new technologies for attaining such efficiencies; impact of relations with labor unions of bargaining-unit employees; impact of any Year 2000 disruption; and the effect of strategic initiatives on earnings and cash flow. Most of these factors are difficult to accurately predict and are generally beyond the control of the Company.

For Further Information:
Southern Union Company
George Yankowski
Treasurer and Director of Investor Relations
(512)  370-8305

or:

Fall River Gas Company
Peter H. Thanas
Senior Vice President and Treasurer
(508) 689-1142